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Exhibit 8.1

April 22, 2013

Kinder Morgan Energy Partners, L.P.
1001 Louisiana Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Kinder Morgan Energy Partners, L.P. (the "Partnership"), a Delaware limited partnership, in connection with the proposed offering by the Partnership from time to time of the Partnership's common units representing limited partner interests (the "Common Units") and debt securities, whether senior or subordinated (collectively, the "Debt Securities"). The Partnership is filing with the Securities and Exchange Commission (the "Commission") an automatic shelf registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Common Units and the Debt Securities. In connection therewith, the Partnership has requested our opinion.

        We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of Kinder Morgan G.P., Inc., the general partner of the Partnership, Kinder Morgan Management, LLC, the delegate of Kinder Morgan G.P., Inc., and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.

        Based on the foregoing, all statements of legal conclusions in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences," unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

        This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading "Material U.S. Federal Income Tax Consequences" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are "experts" as such term is defined in the Securities Act, as amended, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP

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  Exhibit 8.1
April 22, 2013